News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM INCREASES 2006 CAPITAL BUDGET, ANNOUNCES DIVIDEND INCREASE AND PROJECTED YEAR-END RESERVES

Bakersfield, CA - August 22, 2006 - Berry Petroleum Company (NYSE:BRY) announced that its board of directors has authorized a $43 million increase to its 2006 capital budget to $275 million, up 19% from the previous budget of $232 million. The board also authorized an increase of $.04 per share in its annual dividend and a special cash dividend of $0.02 per share, resulting in a total dividend of $.30 per share in 2006, according to Robert F. Heinemann, president and chief executive officer.

2006 Capital Budget and Reserve Update

Mr. Heinemann said, “The $43 million increase in the 2006 budget will fund 50 additional wells and 11 workovers in California, 27 additional wells and 95 workovers in the Rockies, various facilities, increased costs and other capital expenditures. For 2006 we are drilling over 500 wells, up from 234 wells last year. Our goal is to reinvest our increasing cash flow into our extensive development opportunities and accelerate production. With the additional budget and our two Piceance Basin acquisitions, we are targeting an increase in our 2006 year-end proved reserves of 20 to 25 million barrels of oil equivalent (BOE) after our annual production, resulting in proved reserves in excess of 146 million BOE.”

Regular Quarterly Dividend Increased by 15%

The regular quarterly dividend is being increased by 15%, from $.065 to $.075 per share, beginning with the September 2006 dividend. The regular quarterly dividend, along with the special dividend of $.02 per share, will be paid on September 29, 2006 to shareholders of record on September 13, 2006. The total dividend payable on September 29, 2006 will be $.095 per share.

Mr. Heinemann added, “This is the fourth consecutive year that we have increased our regular quarterly dividend and have distributed a special dividend. This action should result in a total payout in 2006 of $.30 per share. The Company continues to deliver powerful results to our shareholders.”

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “goal,” “will,” “achieve,” “targeting,” “should,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as updated in PART II, Item 1A. Risk Factors of Berry’s June 30, 2006 Form 10-Q filed on August 9, 2006.

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